Exhibit 99.1

Recent developments

Except as otherwise specified or indicated by the context, references to “we,” “us,” “our” or the “company” are to The Marcus Corporation and its wholly owned subsidiaries.

Impact of the COVID-19 pandemic

The COVID-19 pandemic has had an unprecedented impact on the world and both of our business segments. The situation continues to be volatile and the social and economic effects are widespread. As an operator of movie theatres, hotels and resorts, restaurants and bars, each of which consists of spaces where customers and guests gather in close proximity, our businesses are significantly impacted by protective actions that federal, state and local governments have taken to control the spread of the pandemic, and our customers’ reactions or responses to such actions. These actions have included, among other things, declaring national and state emergencies, encouraging social distancing, restricting freedom of movement and congregation, mandating non-essential business closures, issuing curfews, limiting business capacity, mandating mask-wearing and issuing shelter-in-place, quarantine and stay-at-home orders.

As a result of these measures, we temporarily closed all of our theatres on March 17, 2020, and did not generate any significant revenues from our theatre operations during our fiscal 2020 second quarter (other than revenues from six theatres opened on a very limited basis in June 2020 primarily to test new operating protocols, five parking lot cinemas, and some limited online and curbside sales of popcorn, pizza and other assorted food and beverage items). As of August 28, 2020, we had reopened approximately 80% of our theatres, although seating capacity at our reopened theatres has been reduced in response to COVID-19.

We also temporarily closed all of our hotel division restaurants and bars at approximately the same time and closed five of our eight company-owned hotels and resorts on March 24, 2020 due to a significant reduction in occupancy at those hotels. We closed our remaining three company-owned hotels in early April 2020. We re-opened four of our company-owned hotels and several of our restaurants and bars during June 2020, which together are generating significantly reduced revenues as compared to prior years. We reopened three of our four remaining company-owned hotels during our fiscal 2020 third quarter. As such, as of September 3, 2020, we had reopened seven of our eight company-owned hotels and most of our managed hotels.

Maintaining a strong balance sheet has always been a core philosophy of The Marcus Corporation during our 85-year history. As a result, we believe we entered the global COVID-19 crisis with a strong financial position. At the end of fiscal 2019, our debt-to-capitalization ratio was 26%. Despite all of our theatres and hotels being closed during most of the second quarter of fiscal 2020, we believe our financial position remains strong. As of June 25, 2020, our debt-to-capitalization ratio was 38%, and our net debt-to-capitalization ratio (debt, net of cash) was 32%.

Despite our strong financial position, the COVID-19 pandemic has had and is expected to continue to have adverse effects on our business, results of operations, cash flows, financial condition, access to credit markets and ability to service our existing and future indebtedness. In light of the COVID-19 pandemic, we have been working to preserve cash and ensure sufficient liquidity to endure the impacts of the global crisis, even if prolonged. On April 29, 2020, we entered into the First Amendment to Credit Agreement (the “First Amendment”) which amended our existing credit agreement dated January 9, 2020 (the “Credit Agreement”). The First Amendment provided a new $90.8 million 364-day Senior Term Loan A (the “Term Loan A”) to further support our balance sheet. We used the proceeds from the Term Loan A to repay borrowings under the Credit Agreement, to pay costs and expenses related to the First Amendment and for general corporate purposes. This additional financing further enhanced our liquidity and we believe it positions us to continue to sustain our operations well into fiscal 2021, even in the scenario that our properties continue to generate significantly reduced revenues. As of June 25, 2020, we had a cash balance of $79.6 million and $89.8 million of availability under our $225 million revolving credit facility. On July 22, 2020, we repaid $55 million of borrowings under our revolving credit facility.

Since the COVID-19 crisis began, we have been working proactively to preserve cash. In addition to temporarily suspending our quarterly dividend payments as required by the First Amendment, additional measures we have taken to enhance our liquidity include:

●	discontinuing all non-essential operating and capital expenditures;

●	temporarily laying off the majority of our hourly theatre and hotel associates, in addition to temporarily reducing property management and corporate office staff levels;

●	temporarily reducing the salary of our chairman and our president and chief executive officer by 50%, as well as temporarily reducing the salary of all other executives and remaining divisional/corporate staff;

●	temporarily eliminating all board of directors cash compensation;

●	actively working with landlords and major suppliers to modify the timing and terms of certain contractual payments;

●	evaluating the provisions of the Coronavirus Aid, Relief, and Economic Security Act of 2020 (the “CARES Act”) and utilizing the benefits, relief and resources under those provisions as appropriate; and

●	evaluating the provisions of any subsequent federal or state legislation enacted as a response to the COVID-19 pandemic.

After reviewing certain provisions of the CARES Act, we filed income tax refund claims of $37.4 million in the third quarter of fiscal 2020, with the primary benefit derived from several accounting method changes and new rules for qualified improvement property and net operating loss carrybacks. We also expect to apply a significant portion of our anticipated tax loss to be incurred in fiscal 2020 to prior year income, which may also result in a refund that we expect may approximate $21.0 million in fiscal 2021 when our fiscal 2020 tax return is filed (with possible tax loss carryforwards that may be used in future years).

In addition, 11 of our subsidiaries successfully applied for and received a cumulative total of approximately $13.5 million in funds under the CARES Act Paycheck Protection Program (“PPP”) that allowed our subsidiaries to rehire many of our hotel associates for eight weeks during the second quarter of fiscal 2020, as well as fund certain other qualifying expenses. Approximately $10.3 million of these funds were used by our subsidiaries to fund qualifying expenses. As of June 25, 2020, approximately $3.2 million of the cumulative PPP loan proceeds had not been used. We believe the portion of the PPP loan proceeds used by our subsidiaries for qualifying expenses will qualify to be forgiven under the current terms of the CARES Act.

It is also important to note our significant real estate ownership. In addition to our owned hotels, unlike most of our peers, we own the underlying real estate for the majority of our theatres (representing over 60% of our screens), thereby reducing our monthly fixed lease payments. We believe this real estate ownership is a significant advantage for us relative to our peers, as it enables us to quickly react to changing theatre trends without requiring landlord approval for necessary changes and keeps our monthly fixed lease payments low and provides significant underlying credit support for our balance sheet. We also own surplus real estate that may be monetized in future periods if opportunities arise.

State and local governmental restrictions have been lifted or relaxed in the vast majority of the markets in which we operate theatres, allowing movie theatres to reopen. On June 11, 2020, we announced a phased reopening plan that began with the opening on June 19, 2020 of six of our theatres in multiple markets on a limited basis, with a primary goal of testing new operating protocols in accordance with local health and safety guidelines, and designed to prioritize the safety and well-being of our associates and guests. As of August 28, 2020, we had completed the majority of our structured phased reopening and had reopened approximately 80% of our theatres with the remaining theatres to be reopened on a case by case basis.

As part of our reopening experience in our theatres, we have introduced our “Movie STAR” approach, which incorporates new health and safety measures and is in alignment with Centers for Disease Control (“CDC”) guidelines. Everyone can be a Movie STAR and play a role in creating a safe environment with social distancing (S); thorough cleaning (T); app and website ordering of tickets, food and concessions for no-to-low contact interactions (A); and respecting each other by following these new protocols (R). Specific measures we are implementing in conjunction with the reopening of theatres include, but are not limited to:

●	initially reducing each theatre auditorium’s capacity by 50% and implementing a checkerboard seating pattern that will allow guests to reserve seats together with two empty seats between groups to allow for proper social distancing in accordance with CDC guidelines;

●	staggering showtimes to limit the number of people in common areas of the theatre and allowing extra time between shows for thorough cleanings;
●	requiring masks to be worn by guests except for when they are eating or drinking in the auditoriums;
●	conducting associate wellness checks and requiring the use of face masks, as well as gloves as appropriate, during the associate’s shift;
●	increasing frequency of cleaning (especially high-touch surfaces), providing hand sanitizer throughout the theatre and introducing signage to encourage proper social distancing;
●	encouraging guests to purchase their tickets online or via the Marcus Theatres app; and
●	encouraging low-contact food ordering through the Marcus Theatres app and website, with food orders picked up at a designated area within the theatre.

We expect policies and guidelines will continue to evolve with time and will be assessed and updated on an ongoing basis. We opened our initial six theatres with reduced operating days (Fridays, Saturdays, Sundays and Tuesdays) and reduced operating hours. While we were showing older library film product, admission to every movie was only $5, with no upcharges. As new movies are released, we currently expect to return to standard operating days, hours and pricing, although with reduced seating capacity.

A reduction in capacity does not necessarily translate to an equal reduction in potential revenues. Reduced capacity may potentially impact attendance on $5 Tuesdays and on opening weekends of major new film releases, but other showings may be relatively unaffected given normal attendance counts, and based upon our past experience, we believe that customers impacted on those $5 Tuesdays and opening weekends may adapt to reduced seat availability by shifting their attendance to different days and times of day. In addition, as new films are first released, we anticipate dedicating a larger number of auditoriums to the blockbuster films to increase seating capacity for those movies.

We believe that the film exhibition industry has historically fared well during recessions, and we remain optimistic that the industry will rebound and benefit from pent-up social demand as home sheltering subsides and people seek togetherness with a return to normalcy. A return to “normalcy” may span multiple months driven by staggered theatre openings due to government limits, reduced operating hours, lingering social distancing requirements and a gradual ramp-up of consumer comfort with public gatherings. A significant number of films originally scheduled to be released in March through July 2020 have been delayed until later in fiscal 2020 or fiscal 2021, further increasing the quality and quantity of films expected to be available during those future time periods.

There has been some speculation that the COVID-19 pandemic may result in a change in how film studios distribute their product in the future, including accelerating the release of films on alternate distribution channels such as premium video-on-demand (“PVOD”) and streaming services. In a few cases, films that were scheduled to be released to theatres have instead been released directly to these alternate channels. We believe that these instances are isolated and were a response to the immediate circumstances of nearly 100% of movie theatres being closed worldwide and do not reflect a change in permanent distribution plans of these studios. Other films with greater expected box office potential from these same studios were delayed rather than released early and comments from the film community in general have been very supportive of the importance of the theatrical experience. We also believe that a recently announced arrangement between a single film studio and a lone large exhibitor that would purportedly allow select films from that studio to be released on PVOD after 17 days of theatrical exhibition does not currently reflect a change in the theatrical window for all exhibitors and all film studios. Specific release models are negotiated with distributors and exhibitors individually and we believe any changes to the existing financial model between exhibitors and film studios would likely only become a workable industry-wide model with the support of many exhibitors and distributors after each group evaluates the potential risks and benefits appropriately. The exhibition industry is an $11-$12 billion industry in the U.S. and approximately $40 billion worldwide, and film studios derive a significant portion of their return on investment in film content from theatrical distribution. We believe distributing films in a movie theatre will continue to be an important component of their business model.

When we closed our hotels, it was not because of any governmental requirements to close. Our restaurants and bars within our hotels were required to close, but the hotels themselves were considered “essential businesses” under most definitions. We closed our hotels due to a significant drop in demand that made it financially prudent for us to close rather than stay open. As a result, the timing of reopening our hotels and resorts has been driven by demand, as individual and business travelers begin to travel more freely once again. The economic environment in place as this reopening happens will have a significant impact on the pace of our return to “normal” hotel operations. After past events such as 9/11 and the 2008 financial crisis, hotel demand softened for a period of time, particularly among business transient and group business travelers as travel budgets tightened in uncertain economic times. Whether the return to more normal demand is relatively rapid, as it was after 9/11, or occurs over the course of one or more years, as it was after the 2008 financial crisis, is unknown at this time.

Late in our fiscal 2020 second quarter, we reopened several of our hotels (including several of our restaurants and bars), beginning with the Pfister Hotel on June 8, followed by the Grand Geneva Resort & Spa, the Hilton Madison Monona Terrace and the Skirvin Hilton hotel in subsequent weeks in June. We reopened three of our four remaining company-owned hotels during our fiscal 2020 third quarter. As expected, the primary initial customer for hotels has come from the “drive-to leisure” market, as air travel remains significantly reduced and the number of transient and group business customers will likely remain limited in the near term. We currently have reopened seven of our eight company-owned hotels and most of our managed hotels. We will continue to monitor market demand and adjust our operating plans as appropriate.

Overall hotel occupancy in the U.S. has slowly increased since the initial onset of the COVID-19 pandemic in March. Similar to our limited experience during the second quarter, most current demand has come from the drive-to leisure segment. Many organizations have implemented travel bans and are only now starting to allow some essential travel, which will likely limit business travel in the near term. Our company-owned hotels have experienced a significant decrease in group bookings for the remainder of fiscal 2020 compared to the same period last year. However, as of August 4, 2020, the date of our most recent Form 10-Q filing, our group room revenue bookings for fiscal 2021 - commonly referred to in the hotels and resorts industry as “group pace” - was running only slightly behind where we were last year at that time for fiscal 2020, and we believe the majority of that decline is because last year’s group bookings included bookings in anticipation of Milwaukee hosting the Democratic National Convention (“DNC”) in July 2020. As of August 4, 2020, the date of our most recent Form 10-Q filing, banquet and catering revenue pace for fiscal 2021 was ahead of where we were last year at that time for fiscal 2020. Another positive development is the fact that the majority of our cancelled group bookings due to COVID-19 are re-booking for future dates, excluding one-time events that couldn’t rebook for future dates such as those connected to the DNC. However, we cannot predict to what extent any of our hotel bookings will be canceled or rescheduled due to COVID-19 or otherwise.

Like our theatres, in response to the COVID-19 pandemic, we are reopening our hotels with new operating protocols. This includes the introduction of our CleanCare Pledge that incorporates best industry practices and protocols for operating our hotels, resorts, spas, golf courses and restaurants with an enhanced focus on cleanliness, sanitization and safety. Key elements and examples of the CleanCare Pledge include:

●	introducing new processes and easy-to-use technology to create a low-to-no contact experience;

●	incorporating social distancing into processes and various spaces;

●	outfitting associates with masks and gloves, and making masks available for guests; and

●	enhanced cleaning and sanitization protocols that go beyond leading hospitality industry standards and CDC guidelines.

We cannot assure you that the impact of the COVID-19 pandemic will not continue to have a material adverse effect on both our theatre and hotels and resorts businesses, results of operations, cash flows, financial condition, access to credit markets and ability to service our existing and future indebtedness.